UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________
FORM 8-K

 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2014

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 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

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Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) 2014 Bonus Metrics and Weightings
On February 5, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Vonage Holdings Corp. (the “Company”) unanimously approved metrics and weightings with respect to annual bonuses for 2014 that will be payable, if and to the extent earned, in 2015. Upon recommendation of the Committee, on February 6, 2014, the Board ratified the same metrics and weightings for our Chief Executive Officer. The purpose of the Company's annual bonuses is (i) to promote the interests of the Company and its stockholders by incentivizing employees to achieve specified business objectives and (ii) to enable the Company to attract and retain skilled employees by providing attractive compensation opportunities linked to performance results.
When determining the annual bonuses of the Company's executive officers and other bonus-eligible employees, the Committee (and the Board, with respect to our CEO) will take into account achievement of objective performance criteria as described below. The Committee may also consider discretionary factors relating to the executive's individual performance. The measures and weighting of those measures initially approved for 2014, are as follows:

Metrics	Weighting
Core Business Service Revenue (1)	35% of target bonus
Growth Service Revenue (2)	20% of target bonus
Adjusted EBITDA (3)	30% of target bonus
Churn (4)	15% of target bonus
(1) Core Business Service Revenue includes revenues from Vonage's core United States and Canada business, Globe and BasicTalk service offerings.
(2) Growth Service Revenue includes revenues from Vonage's Vonage Business Solutions, Mobile services (excluding Extensions) and International business and opportunities.
(3) Adjusted EBITDA is GAAP income (loss) from operations excluding certain items including depreciation and amortization, share-based expense, and net loss attributable to non-controlling interest.
(4) Churn relates to the average monthly percentage of customers that terminate service in our core business. The Company calculates churn by dividing the number of customers that terminate during the year by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two.
For each metric, there is (i) a minimum level of performance that would result in a payment equal to 50% of the weighted target bonus for the metric (and below which no payment would result), (ii) a target level of performance that would result in a payment equal to 100% of the weighted target bonus for the metric, and (iii) an outstanding level of performance that would result in a payment equal to 175% of the weighted target bonus for the metric.
The Committee has implemented certain limitations and enhancements on the bonus payment in order to reflect the Company's focus on revenue growth. First, regardless of performance against any of the bonus metrics, no payments above 90% of the target bonus will be made unless a target level of performance for the combined Core Business Service Revenue and Growth Service Revenue metrics ("Total Service Revenue") is met. Second, if the target levels of performance for all four metrics are met, the payments would equal 130% of the weighted target bonus for each metric with additional payments up to a maximum of 175% for each metric in proportion to the amount by which the Company's performance for the metric exceeds the target level of performance compared to the outstanding level of performance. As a result, in the event that outstanding levels of performance are attained for all four metrics, the payment will equal 225% of an individual's target bonus. Finally, if the target levels of performance for Core Business Service Revenue, Growth Service Revenue, and Adjusted EBITDA are met, maximum level of performance is met for Total Service Revenue, and the Churn target is exceeded, the payments would equal 175% of the weighted target bonus for each metric with additional payments up to a maximum of 175% for each metric in proportion to the amount by which the Company's performance for the metric exceeds the target level of performance compared to the outstanding level of performance.

Notwithstanding the foregoing, the Committee retains the discretion to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria are achieved, to change the metrics and weightings, and to add additional metrics specific to functions.
Additional information with respect to the compensation arrangements for the Company's executive officers, including salary increases, annual bonus awards, and equity grants will be set forth in the Company's Proxy Statement for its 2014 Annual Meeting of Stockholders.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: February XX, 2014	By:	/s/ Kurt M. Rogers
Kurt M. Rogers Chief Legal Officer